PROSPECTUS SUPPLEMENT

To Prospectus Dated March 7, 1997

$990,000,000

General Electric Capital Corporation

Guarantee, Including Interests Therein

General Electric Capital Corporation hereby offers its senior, unsecured guarantee, including interests therein to record holders of the following series of collateralized debt securities issued by Rollins Truck Leasing Corp. ("Rollins"):

7.00% COLLATERAL TRUST DEBENTURES DUE MARCH 15, 2003

8.27% COLLATERAL TRUST DEBENTURES DUE MARCH 15, 2002

7.25% COLLATERAL TRUST DEBENTURES DUE MAY 15, 2005

6.89% COLLATERAL TRUST DEBENTURES DUE MARCH 15, 2004

6 ⅞% COLLATERAL TRUST DEBENTURES DUE AUGUST 1, 2001

7.30% COLLATERAL TRUST DEBENTURES DUE MARCH 1, 2007

6.52% COLLATERAL TRUST DEBENTURES DUE JULY 15, 2005

6.75% COLLATERAL TRUST DEBENTURES DUE APRIL 5, 2006

7.77% COLLATERAL TRUST DEBENTURES DUE DECEMBER 15, 2004

8.00% COLLATERAL TRUST DEBENTURES DUE FEBRUARY 15, 2003

8.375% COLLATERAL TRUST DEBENTURES DUE FEBRUARY 15, 2007

8.25% COLLATERAL TRUST DEBENTURES DUE MAY 1, 2002

The guarantee and the related interests are offered in conjunction with the consent solicitation made by Rollins to the record holders of the above debt securities pursuant to the consent solicitation statement dated April 6, 2001 and previously delivered to the record holders. The conditions to the offering of the guarantee and the related interests include the due execution and delivery by all parties thereto of a supplemental indenture with respect to the securities containing, among other things, the proposed amendments with respect to which consents are sought by Rollins in the solicitation and the satisfaction or waiver of all conditions to the consummation of the proposed transactions other than the effectiveness of the supplemental indenture. Please see "Description of the Proposed Transactions" below.

The guarantee will be set forth in the supplemental indenture relating to the securities. GECC and Rollins intend to cause the execution of the supplemental indenture for the securities to occur promptly following the receipt of the requisite consents with respect to each series of securities. The supplemental indenture will become effective when (i) the supplemental indenture has been duly executed and delivered by all parties thereto, (ii) all conditions to the consummation of the proposed transactions (other than the condition that the supplemental indenture become effective) have been satisfied or waived, and (iii) the other conditions to the solicitation have been satisfied or waived. The requisite consents with respect to the solicitation were received on April 24, 2001. The supplemental indenture with respect to the series of securities was executed and delivered, and all other conditions to the offering of the guarantee and the related interests were satisfied, on April 26, 2001, which date is the effective date of the supplemental indenture. The guarantee is expected to be rated AAA by Standard & Poors Corporation and Aaa by Moodys Investors Service Inc.

We will not receive any cash proceeds in connection with the offering of the guarantee or the related interests.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISION OR ANY STATE SECURITIES COMMISION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

References in this Prospectus Supplement to "GECC", "we", "us" and "our" are to General Electric Capital Corporation.

The date of this Prospectus Supplement is April 26, 2001.

WHERE YOU CAN GET MORE INFORMATION ON GECC

GECC files annual, quarterly and current reports with the SEC. You may obtain any document we file with the SEC at the SECs Public Reference Rooms in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SECs Web site at "http://www.sec.gov/"/P

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring to you those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

GECCs Annual Report on Form 10-K for the year ended December 31, 2000; and GECCs Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

You may request a copy of these filings at no cost. Requests should be directed to Glenn J. Goggins, Associate General Counsel-Treasury Operations and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

THE COMPANY

General Electric Capital Corporation was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies, as a successor to General Electric Contracts Corporation, which was formed in 1932. Until 1987, our name was General Electric Credit Corporation. On May 25, 2000, our Board of Directors adopted resolutions approving the reincorporation and change of domicile of GECC from New York to Delaware. This reincorporation is expected to occur in the second quarter of 2001. All of our outstanding common stock is owned by General Electric Capital Services, Inc. formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company ("GE Company"). Our business originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the types and brands of products we finance and the services we offer are significantly more diversified. Very few of the products we finance are manufactured by GE Company.

We operate in five operating segments: consumer services, equipment management, mid-market financing, specialized financing and specialty insurance. Our operations are subject to a variety of regulations in their respective jurisdictions .

We offer our services primarily throughout the United States, Canada, Europe and the Pacific Basin. GECCs principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927 (telephone number (203) 357-4000). At December 31, 2000, GECC employed approximately 90,200 persons.

Consolidated Ratio of Earnings to Fixed Charges
		Year Ended December 31,			Three Months Ended March 31, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.55

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
		Year Ended December 31,			Three Months Ended March 31, 2001
1996	1997	1998	1999	2000
1.51	1.46	1.48	1.58	1.50	1.53

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a responsible approximation of the interest factor of such rentals.

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DESCRIPTION OF THE GUARANTEE AND INTERESTS

GENERAL

The guarantee and the interests are offered in uncertificated form, subject to the satisfaction or waiver of certain conditions described below. The conditions were satisfied on April 26, 2001. Holders will also hold uncertificated interests in the guarantee representing the credit enhancement of such holders securities afforded by the guarantee.

The guarantee will provide that we unconditionally and irrevocably guarantee the due and punctual payment of the principal, interest and all other amounts due under the securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, or both, according to the terms of the securities. The guarantee shall be unconditional irrespective of the validity or enforceability of the securities, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the securities. We shall be subrogated to all rights of the holders of the securities in respect of any amounts paid by us pursuant to the provisions of the guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by Rollins is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Rollins, as the case may be, or otherwise.

The guarantee and the related interests will not be issued under any separate indenture from the securities or any other document or instrument. The guarantee and the related interests will be issued in uncertificated form. A copy of the guarantee accompanies this Prospectus Supplement. It will not be necessary for new certificates evidencing the securities to be issued.

CONDITIONS TO THE ISSUANCE OF THE GUARANTEE AND INTERESTS

We are not required to consummate any offering of the guarantee and the related interests and may terminate, extend or amend such offering if:

(A) on or prior to the initial expiration date of the solicitation (April 24, 2001 at 5:00 p.m., New York City time) or any subsequent expiration date, if Rollins elects to extend the duration of the solicitation, (i) Rollins shall not have received the requisite consents with respect the securities; (ii) the supplemental indenture shall not have been duly executed and delivered by all parties thereto; or (iii) all conditions to the consummation of the proposed transactions (other than the condition that the supplemental indenture shall have become effective) shall not have been satisfied or waived; or

(B) there shall occur on or after April 6, 2001 and prior to the effective date of the supplemental indenture (i) any default or any event of default under the indenture with respect to any series of securities; (ii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental regulatory or administrative agency or instrumentality that, in the sole judgment of GECC or, with respect to the solicitation, Rollins, would or might prohibit, prevent, restrict or delay consummation of the offering of the guarantee and the related interests, of the solicitation, or of any other part of the proposed transactions; or (iii) the trustee under the indenture shall have objected in any respect to, or taken any action that could, in the sole judgment of GECC or, with respect to the solicitation, Rollins, adversely affect the consummation of the offering of the guarantee and the related interests or of Rollins ability to effect any of the proposed amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Rollins in soliciting the consents to the proposed amendments (including the form thereof) or in the making of the solicitation or the acceptance of any of the consents.

The conditions were satisfied on April 26, 2001.

S-3

DESCRIPTION OF THE SOLICITATION

Rollins solicited consents, upon the terms and subject to the conditions set forth in the consent solicitation statement and the accompanying consent, to proposed amendments to the indenture governing the securities. Pursuant to the terms of the indenture, receipt by Rollins of validly delivered and unrevoked consents from record holders of a majority in aggregate principal amount of all securities at the time outstanding and of 66 2/3% in aggregate principal amount of each series of securities are required to approve the proposed amendments to the indenture. The requisite consents of the record holders were received on April 24, 2001.

If the requisite consents are received and the proposed amendments to the indenture become effective, Rollins will make a payment equal to $1.00 for each $1,000 in principal amount of securities for which a valid and unrevoked consent is received at or before 5:00 p.m., New York City time, on the April 24, 2001, or any subsequent expiration date if Rollins elects to extend the duration of any solicitation. The payment will be made within two business days after April 24, 2001, unless Rollins extends the duration of any solicitation, in which case payment will be made within two business days after such extended date.

The proposed amendments to the indenture are intended to remove financial and other restrictive covenants and reporting requirements from the indenture and to make certain other changes described below. In return the securities will be guaranteed by GECC, as described below.

Before the proposed amendments to the indenture become effective, Rollins intends to convert itself from a corporation to a limited liability company (the "Rollins LLC"). In order that the securities will continue to be legal investments for holders that are subject to "legal investment laws" requiring a corporate issuer, simultaneously with the effectiveness of Rollins conversion to a limited liability company, PTL Finance Corporation, a Delaware corporation ("PTL Finance"), will assume primary liability, as co-issuer for all amounts payable on or in respect of the securities. PTL Finance is a direct, and Rollins is an indirect, wholly-owned subsidiary of Penske Truck Leasing Co., L.P., a Delaware limited partnership ("PTL"). PTL Finance has and will have only nominal assets, no liabilities other than the securities, and no business operations. Neither PTL nor any of its subsidiaries (other than Rollins and PTL Finance) will assume or guarantee any of the securities. Rollins conversion into a limited liability company is permitted under the indenture by reason of an amendment made by the Twenty-fourth Supplemental Indenture dated as of March 30, 2001. That amendment did not require consent of the holders of the securities.

Upon the satisfaction of the conditions to the consent solicitation, at the date the supplemental indenture is effective, GECC will unconditionally and irrevocably guarantee the due and punctual payment by the Rollins LLC and PTL Finance of all amounts payable on or in respect of the securities.

The proposed amendments to the indenture and the GECC guarantee will be embodied in the supplemental indenture to be executed by the Rollins LLC, PTL Finance, GECC and the trustee. The supplemental indenture, including the proposed amendments to the indenture and our guarantee, will become effective on the date the supplemental indenture is executed and delivered by all parties thereto and the conditions to the consent solicitation have been satisfied or waived. Rollins and GECC may, in their sole discretion, waive any of these conditions in whole or in part as they relate to the securities, at any time and from time to time.

Rollins and GECC intend to cause the execution of the supplemental indenture for the securities to occur on or shortly after the date that the required consents have been received and not revoked. The record holders of the securities will be notified that the effective date of the supplemental indenture has occurred. The supplemental indenture, including the proposed amendments to the indenture and our guarantee, will become effective as of the date the supplemental indenture is executed and delivered by all parties thereto and the conditions to the consent solicitation have been satisfied or waived. Record holders who deliver (and do not revoke) consents after the consent date or the effective date of the indenture but on or before April 24, 2001, or any subsequent expiration date if Rollins elects to extend the duration of any solicitation, will be entitled to receive the consent payment. Rollins will not be required to make the consent payment to any record holder who does not deliver its consent or who delivers a consent after April 24, 2001, or any subsequent expiration date if Rollins elects to extend the duration of any solicitation.

S-4

Rollins has fixed April 4, 2001 as the record date for determining the holders of the securities entitled to consent to the proposed amendments to the indenture and to receive this Prospectus Supplement and Prospectus. Only registered holders of the securities at the close of business on April 4, 2001 may consent to the proposed amendments to the indenture.

This Prospectus Supplement and the accompanying Prospectus do not constitute part of the solicitation, which is constituted by, and fully described in, the consent solicitation statement, consent and other documents relating to the solicitation that have been delivered by Rollins to the record holders. This Prospectus Supplement and the accompanying Prospectus relate solely to the offer by GECC of the guarantee and the related interests to the record holders of the securities.

DESCRIPTION OF THE PROPOSED TRANSACTIONS

On January 15, 2001, Rollins, PTL and Sun Acquisition Corporation ("Sun Co.") entered into an Agreement and Plan of Merger pursuant to which Sun Co. and PTL completed a tender offer for all of the outstanding shares of common stock of Rollins on February 21, 2001, and Sun Co. merged with and into Rollins on February 28, 2001. As a result, Rollins became an indirect wholly-owned subsidiary of PTL.

On March 30, 2001, Rollins and the trustee entered into a supplemental indenture that will permit Rollins conversion into a limited liability company. (Previously, a transaction that would result in the substitution of another entity for Rollins as the obligor under the indenture and the securities required the new entity to be a corporation). That supplemental indenture did not require the consent of the holders of the securities. Rollins intends to effect the its conversion into a limited liability company before the proposed amendments to the indenture become effective. Immediately upon Rollins conversion into a limited liability company (and before the proposed amendments to the indenture become effective), the Rollins LLC, PTL Finance and the trustee will execute another supplemental indenture in which the Rollins LLC is substituted for Rollins under the indenture and PTL Finance is added as a co-issuer.

The reason for the proposed amendments to the indenture is to provide Rollins and PTL with additional operating and financial flexibility and to achieve cost savings. To these ends, the proposed amendments to the indenture would, among other things, eliminate all restrictions on incurring indebtedness, paying dividends and making other distributions. They would also eliminate requirements that Rollins (i) file reports with the Securities and Exchange Commission if not legally required to do so and (ii) provide financial reports to the trustee and the holders of the securities. In addition, the proposed amendments would eliminate the cross-default provision in the indenture. Finally, as more fully described in the Rollins solicitation statement, the proposed amendments would eliminate requirements that certain Rollins subsidiaries remain wholly-owned subsidiaries so long as they remain under common control with Rollins.

Rollins believes that these covenants will be unnecessary for the protection of the holders of the securities in light of the GECC guarantee. Upon the satisfaction of the conditions to the consent solicitation, at the date the supplemental indenture becomes effective, GECC will unconditionally and irrevocably guarantee the due and punctual payment by the Rollins LLC and PTL Finance of all amounts payable on or in respect of the securities.

PLAN OF DISTRIBUTION

The guarantee and the related interests are being offered directly by us and will not be offered or sold separately from the underlying securities to which they relate.

LEGAL OPINION

Glenn J. Goggins, our Associate General Counsel, Treasury Operations, will issue an opinion about the legality of the guarantee and related interests. Mr. Goggins together with members of his family, owns, has options to purchase and have other interests in shares of common stock of GE Company.

EXPERTS

The audited financial statements incorporated in this Prospectus Supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

S-5

PROSPECTUS

GENERAL ELECTRIC CAPITAL CORPORATION

GUARANTEES, LETTERS OF CREDIT AND NOTES OR LOAN OBLIGATIONS, INCLUDING INTERESTS THEREIN

General Electric Capital Corporation (the "Company") may offer from time to time its senior, unsecured guarantees (the "Guarantees"), direct-pay letters of credit (the "Letters of Credit") and indebtedness evidenced by notes or loan obligations (the "Notes or Loan Obligations" and, collectively with the Guarantees and the Letters of Credit, the "Support Obligations"), including in each case interests therein ("Interests").

It is expected that the Support Obligations will be issued from time to time by the Company in conjunction with structured finance or other transactions in which the Company participates. Unless otherwise provided in the accompanying Prospectus Supplement, the Support Obligations will not be sold separately from the securities to which an issuance of Support Obligations relates (the "Underlying Securities"), will not be severable from the Underlying Securities and will not be separately traded. Interests in the Support Obligations will be offered to holders of the related Underlying Securities. Interests will not be severable from the Support Obligations and will not be separately traded. The Underlying Securities will be offered by means of an offering document issued by the obligor or obligors thereunder, and will not be offered by this Prospectus or the accompanying Prospectus Supplement. However, this Prospectus and the accompanying Prospectus Supplement will be delivered in conjunction with the offering document relating to the Underlying Securities, whether at the time of initial offers and sales of the Underlying Securities or at subsequent resales or remarketings or other transactions in which the offering document relating to the Underlying Securities is delivered.

The Support Obligations will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth the specific terms of the relevant Support Obligations. The Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGECOMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

March 7, 1997

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement in connection with the offer contained in this Prospectus and the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent, underwriter or dealer. Neither the delivery of this Prospectus and the accompanying Prospectus Supplement, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and in the accompanying Prospectus Supplement. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation of any Underlying Security.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies are also available to the public on the SEC Internet site (http://www.sec.gov.). Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Companys securities are listed.

DOCUMENTS INCORPORATED BY REFERENCE

There is hereby incorporated in this Prospectus by reference the Companys Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Companys Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Companys Current Report on Form 8-K dated June 28, 1996, heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering of the Support Obligations and the related Interests securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Bruce C. Bennett, Associate General Counsel -- Treasury Operation and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

THE COMPANY

General Electric Capital Corporation (herein together with its consolidated affiliates called the "Company" or "GE Capital" unless the context otherwise requires) was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, the name of the Company was General Electric Credit Corporation. All outstanding common stock of the Company is owned by General Electric Capital Services, Inc. ("GE Capital Services"), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned by General Electric Company ("GE Company"). The business of the Company originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the type and brand of products financed and the financial services offered are significantly more diversified. Very little of the financing provided by GE Capital involves products that are manufactured by GE Company.

The Company operates in four financing industry segments and in a specialty insurance industry segment. GE Capitals financing activities include a full range of leasing, lending, equipment management services and annuities. The Companys specialty insurance activities include providing financial guaranty insurance, principally on municipal bonds and structured finance issues, private mortgage insurance and creditor insurance covering international customer loan repayments. The Company is an equity investor in a retail organization and certain other service and financial services organizations. GE Capitals operations are subject to a variety of regulations in their respective jurisdictions.

Services of the Company are offered primarily in the United States of America, Canada, Europe and the Pacific rim. The Companys principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927 (Telephone number (203) 357-4000). At December 31, 1995 the Company employed approximately 37,000 persons.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES

YEAR ENDED DECEMBER 31,

――――――――――――――――――――――――――――― ――――――― NINE MONTHS

1991 1992 1993 1994 1995 ENDED SEPTEMBER 28, 1996

1.34 1.44 1.62 1.63 1.51 1.56

For purposes of computing the consolidated ratio of earnings to combined fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

USE OF PROCEEDS

Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, the Company will not receive any cash proceeds from the issuance of the Support Obligations and related Interests offered hereby and by the accompanying Prospectus Supplement.

PLAN OF DISTRIBUTION

Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, neither the Support Obligations nor the related Interests will be offered or sold separately from the Underlying Securities to which they relate. Such Underlying Securities will be offered and sold pursuant to a separate offering document.

GE Capital Services, which owns all of the outstanding common stock of the Company, owns 100% of the common stock of Kidder, Peabody & Co. Incorporated ("Kidder"). Kidder in turn owns approximately 22% of the issued and outstanding common stock of PaineWebber Group Inc. ("PaineWebber") and 100% of the issued and outstanding 9% Cumulative Redeemable Preferred Stock, Series C and 6% Cumulative Convertible Redeemable Preferred Stock, Series A of PaineWebber. As a result, any offering of Support Obligations is required to be made in compliance with the applicable provisions of Rule 2720 of the Rules of the National Association of Securities Dealers, Inc. ("NASD") (formerly known as Schedule E to the By-laws of the NASD), which Rule applies to offerings of securities of issuers deemed by such Rule to be affiliated with NASD members. In accordance therewith, no underwriter or dealer may confirm sales of Support Obligations to accounts over which they exercise discretionary authority.

DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS

GENERAL

Support Obligations may include Guarantees, Letters of Credit or Notes or Loan Obligations that are issued in connection with, and as a means of credit support for, any part of a fixed or contingent payment obligation of Underlying Securities issued by third parties. Issuers of Underlying Securities may or may not be affiliated with the Company. A holder of an Underlying Security will also hold uncertificated Interests in the related Support Obligation, representing the credit enhancement of such holders Underlying Security afforded by the related Support Obligation.

Support Obligations that are issued in the form of Notes or Loan Obligations, and the related Interests, are to be issued under an Indenture, dated as of June 3, 1994 (the "Indenture"), between the Company and The Chase Manhattan Bank, as successor trustee (the "Trustee"). To the extent that the following disclosure summarizes certain provisions of the Indenture, such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

The terms and conditions of any Support Obligation and related Interests will be determined by the terms and conditions of the related Underlying Securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any Support Obligations and related Interests issued pursuant to this Prospectus will be set forth in the accompanying Prospectus Supplement.

Any Support Obligations and related Interests will be unsecured and will rank pari passu (equally and ratably) with all other unsecured and unsubordinated indebtedness of the Company. The terms of a particular Support Obligation may provide that a different Support Obligation may be substituted therefor, upon terms and conditions described in the applicable Prospectus Supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying Prospectus Supplement, each Support Obligation will be governed by the law of the State of New York. Neither the Indenture (with respect to Notes and Loan Obligations) nor any other document or instrument (with respect to other forms of Support Obligations) will limit the amount of Support Obligations or Interests that may be issued thereunder. Neither the Indenture (with respect to Notes and Loan Obligations) nor any other document or instrument (with respect to other forms of Support Obligations) will contain any provisions that limit the ability of the Company to incur indebtedness or that afford holders of Support Obligations or Interests protection in the event GE Company, as sole indirect stockholder of the Company, causes the Company to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company undertakes to procure a rating with respect to any Support Obligations offered hereby from at least one nationally recognized rating organization (currently anticipated to be either Moodys Investors Service, Inc. or Standard & Poors Corporation) prior to the sale of any such Support Obligations. It is anticipated that any Support Obligation will be rated at least AA by Standard & Poors Corporation or Aa by Moodys Investors Service Inc., and in no event will any Support Obligation be rated below investment grade by either such rating organization. The details for such rating or ratings will be contained in the accompanying Prospectus Supplement.

The various forms of Support Obligations described below are intended to be issued in conjunction with structured finance or other transactions in which the Company participates. The following hypothetical structured finance transaction is illustrative of the type of transaction that could lead to the issuance by the Company of a Support Obligation and related Interests hereunder. Actual transactions could vary, and will be described in detail in the Prospectus Supplement accompanying this Prospectus.

GE Capital is an active participant in structuring energy finance transactions. In such a transaction, GE Capital could create a limited partnership with an unaffiliated third party and arrange the financing to enable the partnership to construct, own and operate a cogeneration facility (the "Project"). Financing for the facility would be obtained from a local governmental authority (the "Authority"), which would issue industrial development bonds to finance the Project, which are referred to herein as the Underlying Securities. The Underlying Securities would be exempt from the Securities Act of 1933 pursuant to Section 3(a)(2) thereof. Typically, the proceeds of the offering would be on-lent by the Authority directly to the Project. To reduce the Projects borrowing costs, GE Capital, which has a higher credit rating than any Project would be able to obtain, would provide credit support for the Underlying Securities in one of the following ways:

- By issuing for the benefit of the registered owners of the Underlying Securities a guarantee of the payment by the Project of principal, premium, if any, and interest on the Underlying Securities;

- By issuing for the benefit of the registered owners of the Underlying Securities a direct-pay letter of credit allowing the registered owners to draw from GE Capital any amounts not paid by the Project with respect to principal, premium, if any, or interest on the Underlying Securities; or

- By issuing a note or other form of evidence of indebtedness, whether pursuant to a loan agreement or directly, to the Authority when the Authority on-lends the proceeds of the Underlying Securities issue to GE Capital. GE Capital then on-lends the proceeds to the Project. This structure gives the holders of the Underlying Securities the benefit of the higher credit rating of GE Capital.

More detailed descriptions of these forms of Support Obligations follow.

GUARANTEES

Any Guarantees issued from time to time by the Company for the benefit of registered owners of specified Underlying Securities will include the following terms and conditions, plus any additional terms specified in the accompanying Prospectus Supplement.

A Guarantee will provide that the Company unconditionally guarantees the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable Underlying Securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable Underlying Securities. Any Guarantee shall be unconditional irrespective of the validity or enforceability of the applicable Underlying Security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, the Company will not waive presentment or demand of payment or notice with respect to the applicable Underlying Security unless otherwise provided in the accompanying Prospectus Supplement.

The Company shall be subrogated to all rights of the issuer of the applicable Underlying Securities in respect of any amounts paid by the Company pursuant to the provisions of a Guarantee. The Guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable Underlying Security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Company, the issuer of the applicable Underlying Security or otherwise.

LETTERS OF CREDIT

Any direct-pay Letters of Credit issued from time to time by the Company relating to specified Underlying Securities shall include the following terms and conditions, plus any additional terms specified in the accompanying Prospectus Supplement.

Any Letter of Credit will be a direct-pay obligation of the Company issued for the account of the registered owners of the applicable Underlying Securities or, in certain cases, an agent acting on behalf of the issuer of the applicable Underlying Securities or a trustee acting on behalf of such registered owners. The Letter of Credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable Underlying Securities. Drawings under the Letter of Credit will reduce the amount available under the Letter of Credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of such payment provided such Letter of Credit has not otherwise expired.

The Letter of Credit will expire at a date and time specified in the accompanying Prospectus Supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying Prospectus Supplement.

NOTES OR LOAN OBLIGATIONS

The Company may incur indebtedness from time to time to the issuer of Underlying Securities, such indebtedness to be evidenced by promissory notes ("Notes") or by loan agreements or other evidences of indebtedness ("Loan Obligations"). The purpose of incurring such indebtedness and issuing any such Note or Loan Obligation will be to enable the Company, directly or indirectly, to provide credit support to the applicable Underlying Securities by means of the Companys repayment obligation as evidenced by the Note or Loan Obligation. The Notes or Loan Obligations will provide that only the issuer of the Underlying Securities to which such Notes or Loan Obligations relate or such issuers assignee will be entitled to enforce such Notes or Loan Obligations against the Company. Holders of the relevant Underlying Securities will not have any third party beneficiary or other rights under, or be entitled to enforce, the relevant Notes or Loan Obligations. The terms and provisions of any such Note or Loan Obligation, including principal amount, provisions or interest and premium, if applicable, maturity, prepayment provisions, if any, and identity of obligee, will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

The following provisions will apply to any Support Obligation issued pursuant to the Indenture.

The Indenture permits the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of Support Obligations of each series issued pursuant to the Indenture affected outstanding and Interests of such series (voting together as a single class), to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture or modify in any manner the rights of the holders of the Support Obligations of each such series, provided that no such addition or modification shall (i) among other things, reduce the principal amount of any such Support Obligation, or (ii) reduce the aforesaid percentage of principal amount of such Support Obligations of any series, the consent of the holders of which is required for any addition or modification, without in each case the consent of the holder of each such Support Obligation so affected. (Section 10.2)

EVENT OF DEFAULT

The following provisions will apply to any Support Obligation issued pursuant to the Indenture.

Any Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture is defined in the Indenture as being (a) default in any payment of principal or premium, if any, or interest on any Support Obligation of such series in accordance with the terms of the related Credit Support Agreement; or (b) any other Event of Default as defined in the related Credit Support Agreement to the extent specifically identified pursuant to Section 2.2 of the Indenture. (Section 6.1.) The Indenture requires the Company to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.5.) No Event of Default with respect to a particular series of Support Obligations under the Indenture necessarily constitutes an Event of Default with respect to any other series of Support Obligations issued thereunder or other series of Support Obligations not entitled to the benefits of the Indenture.

The Indenture provides that during the continuance of an Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture, either the Trustee or the holders of 25% in aggregate principal amount of the outstanding Support Obligations of such series and the Interests of such series (voting together as a single class) may declare the principal of all such Support Obligations to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Support Obligations then outstanding. The Indenture provides that past defaults with respect to a particular series of Support Obligations issued pursuant to the Indenture (except, unless theretofore cured, a default in payment of principal of, or interest on any of the Support Obligations of such series) may be waived on behalf of the holders of all Support Obligations of such series by the holders of a majority in principal amount of such Support Obligations then outstanding. (Sections 6.1 and 6.7.)

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Support Obligations of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Section 6.4.) Subject to such indemnification provision, the Indenture provides that the holders of a majority in principal amount of the Support Obligations of any series issued pursuant to the Indenture and the Interests of such series (voting together as a single class) thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Support Obligations of such series, provided that the Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.7.)

CONCERNING THE TRUSTEE

The Chase Manhattan Bank acts as trustee under several other indentures with the Company, pursuant to which a number of series of senior, unsecured notes of the Company are presently outstanding.

Any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, the Company, GE Company and other affiliates of GE Company and, on the other hand, the Trustee under the Indenture pursuant to which any of the Support Obligations to which the Prospectus Supplement accompanying this Prospectus relates are to be issued pursuant to the Indenture, are described in such Prospectus Supplement.

LEGAL OPINIONS

Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of the Support Obligations will be passed upon for the Company by Nancy E. Barton, a director and Senior Vice President, General Counsel and Secretary of the Company, or Bruce C. Bennett, Associate General Counsel, Treasury Operations and Assistant Secretary of the Company. Ms. Barton and Mr. Bennett, together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

EXPERTS

The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, appearing in the Companys Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. The information in this document is current only as of the date of this document, regardless of the time of delivery of this document or any sale of the securities.

TABLE OF CONTENTS

Page

Prospectus Supplement

Description of the Guarantee and

Interest S-3

Description of the Solicitation S-4

Description of the Proposed Transactions.. S-5

Plan of Distribution S-5

Prospectus

Available Information 2

Documents Incorporated by Reference 2

The Company 3

Use of Proceeds 3

Plan of Distribution 3

Description of Support Obligations and

Interests 4

Legal Opinions 7

Experts 7

U.S.$990,000,000 General Electric Capital Corporation Guarantee, Including Interest Therein PROSPECTUS SUPPLEMENT April 26, 2001